Exhibit 99.1

Speedus Announces First Quarter 2006 Results

May 15, 2006 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $1.3 million, or $0.08 per share on a fully diluted basis, for the quarter ended March 31, 2006 compared to a net loss of $1.0 million, or $0.06 per share on a fully diluted basis, for the quarter ended March 31, 2005. The loss before depreciation and amortization was $1.1 million for the quarter ended March 31, 2006 compared to a loss before depreciation and amortization of $0.8 million for the quarter ended March 31, 2005.

For the quarters ended March 31, 2006 and 2005, total operating expenses before depreciation and amortization amounted to $1.4 million for each period. However, this is net of an increase in the amount of $0.2 million as a result of the Company’s development of Wibiki, a new software-based wireless network, and a decrease in the amount of $0.2 million primarily as a result of the continuation of personnel reductions and cost-saving measures.

On May 11, 2006, the Company filed two separate complaints against Verizon Wireless in United States District Court in the Southern District of Florida, in which it asserts Verizon is infringing two of its patents. The suits address technologies now used by Verizon to transmit television to wireless users over cellular networks and the simultaneous transmission of analog and digital signals within the same bandwidth.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2005 audited consolidated financial statements and notes thereto on Form 10-K. Operating results for the quarter ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669, ext. 23, or phodge@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2006	2005

Revenues	$219,070	$226,779

Expenses:
Selling, general and administrative	863,444	974,982
Research and development	457,362	326,632
Depreciation and amortization	238,890	230,077
Cost of sales	65,974	77,187

Total operating expenses	1,625,670	1,608,878

Operating loss	(1,406,600)	(1,382,099)

Investment income	113,906	281,865
Minority interest	—	125,079

Net loss	$(1,292,694)	$(975,155)

Per share:

Basic loss per common share	$(0.08)	$(0.06)

Weighted average common shares outstanding - basic	16,107,989	16,218,725

Diluted loss per common share	$(0.08)	$(0.06)

Weighted average common shares outstanding - diluted	16,107,989	16,218,725

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$12,538,057	$18,563,088
United States Treasury bills	4,989,300	—
Marketable securities	789,897	1,174,825
Prepaid expenses and other	161,672	181,508
Accounts and other receivables	—	500

Total current assets	18,478,926	19,919,921
Property and equipment, net of accumulated depreciation of $374,602 and $321,256	661,970	426,201
Other intangible assets, net of accumulated amortization of $2,792,677 and $2,607,133	437,367	622,911
Other investments	800,000	800,000
Other assets	678,209	691,444

Total assets	$21,056,472	$22,460,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,443	$68,692
Accrued liabilities	1,083,115	1,215,859

Total current liabilities	1,108,558	1,284,551

Minority interest	—	—

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 21,750,174 shares issued)	217,502	217,502
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	90,822,293	90,724,450
Treasury stock (at cost; 5,656,469 and 5,632,275 shares)	(5,918,024)	(5,884,863)
Accumulated deficit	(65,173,857)	(63,881,163)

Stockholders’ equity	19,947,914	21,175,926

Total liabilities and stockholders’ equity	$21,056,472	$22,460,477